Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-164752 on Form F-10 and Registration Statement No. 333-149580 on Form S-8 and to the use of our reports dated March 22, 2011 relating to the consolidated financial statements of Pan American Silver Corp. and its subsidiaries ("Pan American") and the effectiveness of Pan American's internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
March  31, 2011